CONSENT OF INDEPENDENT ACCOUNTANTS

Praxair, Inc. and Subsidiaries

EXHIBIT 23.01

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-48480, 33-93444, 333-304, 333-18141, 333-40003, 333-57386, and 333-102020) and in the Registration Statements on Forms S-8 (Nos. 33-48479, 33-48478, 33-87274, 33-92868, 333-18111, 333-18113, 333-33801, 333-64608, 333-81248, and 333-97191) of Praxair, Inc. of our report dated February 11, 2004 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Stamford, Connecticut
March 8, 2004